Exhibit 99.1
Frequency Electronics Corrects Announcement of Addition of Two New Board Members
MITCHEL FIELD, N.Y., August 25, 2016 - Frequency Electronics, Inc. (NASDAQ:FEIM) today announced a correction to its press release issued on August 24, 2016, titled “Frequency Electronics, Inc. Announces the Addition of Two New Board Members.”  In the press release, one of the names of the new directors was misstated as Dr. Yacov A. Shamash and is corrected to indicate that the two new directors are Dr. Stanton D. Sloane and Russell Sarachek.  The Board of Directors had identified Mr. Shamash as an attractive prospective independent director, but, because Mr. Shamash indicated that, as an employee of a New York state university, to serve on a board of directors he would first be required to obtain approval both from his university and the New York State Ethics Commission, the Board of Directors determined to consider Mr. Shamash as a potential director if and when he secures the required approvals.
The complete, corrected release follows:
Frequency Electronics, Inc. announced that the size of its Board of Directors has been increased from five to seven members, and two new board members have been appointed.  Joining the Board of Directors are Dr. Stanton D. Sloane and Russell Sarachek.
Dr. Stanton D. Sloane is a highly respected proven business leader with extensive leadership experience in high-tech enterprises encompassing a broad range of U.S. Government and Department of Defense secure and classified programs.
Mr. Russell Sarachek is the Managing Director of Contra Capital Management LLC and a significant shareholder of Frequency Electronics, Inc., with shareholdings of approximately 4% of the Company’s outstanding common stock.  Mr. Sarachek also has extensive knowledge of public company corporate governance.
Commenting on the appointments, Joel Girsky, the new Chairman of the Board of Directors said, “We welcome Dr. Sloane and Mr. Sarachek to our Board of Directors.  Our new members embody the spirit of innovation and achievement, and bring talent, expertise and energy to the table.  They possess multi-discipline technical know-how and wide industry and Government partnership experience.  In addition, Mr. Sarachek, as a significant shareholder of the Company, has a strong vested interest in the long-term success of the Company.  We are very fortunate to have them on our board as we continue to augment and strengthen our governance as well as the planning and execution of Frequency’s future growth.”
STANTON D. SLOANE:  Dr. Sloane has been President and Chief Executive Officer of Comtech Telecommunications Corp.  (Nasdaq: CMTL) since January 2015, and a Director of Comtech since January 2012.  Prior to joining Comtech, Dr. Sloane was President and CEO and a Director of Decision Sciences Corporation.  Previously, he was Executive Vice President of Integrated Systems & Solutions at Lockheed Martin Corporation.  He began his business career with General Electric Aerospace.  Dr. Sloane holds a bachelor’s degree in Professional Studies (Aeronautics) from Barry University, a master’s degree in Human Resources Management from Pepperdine University and a Doctor of Management degree from the Weatherhead Business School at Case Western Reserve University.  He also served as an officer in the U.S. Navy from 1976 until 1981.
RUSSELL SARACHEK:  Mr. Sarachek has been Managing Director of Contra Capital Management, LLC since 2002. From 1992 to 2002, he held various positions, including Executive Vice President and director of mergers and acquisitions with Groupe Schneider, a global manufacturer and distributor of electrical equipment and industrial controls. Mr. Sarachek has extensive knowledge in corporate governance practices for public companies and has a range of aerospace and defense industry contacts that help strengthen the Board’s collective qualifications, skills, and experience.

About Frequency Electronics
Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in satellite payloads and in other commercial, government and military systems, including C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.
Frequency's Mission Statement: "Our mission is to provide precision time and low phase noise frequency generation systems, from 1 Hz to 42 GHz, for space and other challenging environments."
Subsidiaries and Affiliates: Gillam-FEI provides expertise in network synchronization and monitoring; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing capabilities; FEI-Elcom Tech provides added resources for state-of-the-art RF microwave products. Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components. Additional information is available on the Company's website: www.frequencyelectronics.com
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company’s products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital and other risks detailed in the Company’s periodic reports filed with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
Contact information: Martin B. Bloch, President and CEO:
TELEPHONE:   (516) 794-4500   WEBSITE:  www.frequencyelectronics.com